Exhibit 10.4
VENTAS, INC.
111 South Wacker Drive, Suite 4800
Chicago, IL 60606
May 12, 2011
Prometheus Senior Quarters LLC
Lazard Senior Housing Partners LP
LSHP Coinvestment Partnership I LP
c/o Lazard Real Estate Partners LLC
30 Rockefeller Plaza, 50th Floor
New York, New York 10020
Attention: Matthew J. Lustig and General Counsel
Re:    Director Appointment Agreement
Ladies and Gentlemen:
This letter agreement is being delivered in connection with the Merger Agreement, dated October 21, 2010, by and among Ventas, Inc., a Delaware corporation (“Acquiror”), Ventas SL I, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Acquiror, Ventas SL II, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Acquiror, Ventas SL III, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Acquiror, Atria Holdings LLC, a Delaware limited liability company, Lazard Senior Housing Partners LP, a Delaware limited partnership (“Senior Housing LP”), LSHP Coinvestment Partnership I LP, a Delaware limited partnership (“Coinvestment LP”) (Senior Housing LP, Coinvestment LP and Prometheus Senior Quarters LLC, a Delaware limited liability company, each, a “Stockholder” and, collectively, the “Stockholders”), Atria Senior Living Group, Inc., a Delaware corporation, One Lantern Senior Living Inc, a Delaware corporation, and LSHP Coinvestment I Inc, a Delaware corporation (as amended, the “Merger Agreement”). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.
Pursuant to the terms and conditions herein, Stockholders will have the right to designate one (1) individual (who shall be acceptable to the Nominating and Corporate Governance Committee of Acquiror, acting in good faith) to serve on Acquiror’s board of directors (the “Board of Directors”). Acquiror shall, as promptly as practicable after the date hereof, unless such action already has been taken, (i) take all corporate and other actions necessary to increase the number of directors on the Board of Directors to add one (1) director to the Board of Directors in accordance with Acquiror’s certificate of incorporation and by-laws and (ii) cause Matthew J. Lustig or, if he is unwilling or unable to serve, another person nominated by Stockholders prior to the Closing (and approved by Acquiror’s Nominating and Corporate Governance Committee, acting in good faith) to be appointed as a director of the Board of Directors whose term expires at the first annual meeting of Acquiror following the Closing (Mr. Lustig or any replacement nominee nominated by the Stockholders and approved by Acquiror’s Nominating and Corporate Governance Committee, acting in good faith, from time to time, the “Stockholders’ Nominee”); provided, however that the actions contemplated in clauses (i) and (ii) above shall only be effective upon the Closing.

Until such date (the “Cutoff Date”) as Stockholders and their Affiliates (and their successors and assigns), collectively, no longer beneficially own shares received by Stockholders at Closing in an amount representing 3% or more of the outstanding shares of common stock of Acquiror (the “Requisite Number of Shares”), Acquiror hereby agrees to nominate the Stockholders’ Nominee for re-election to the Board of Directors (and recommend such individual to the stockholders of Acquiror) at each meeting of the stockholders of Acquiror held to consider a vote on Stockholders’ Nominee’s board seat and not to take any action designed to interfere with the election or re-election of the Stockholders’ Nominee to the Board of Directors. If a vacancy occurs on the Board of Directors with respect to a seat occupied by the Stockholders’ Nominee (by reason of such individual’s death, disability, resignation or otherwise), Acquiror hereby agrees to cause a replacement Stockholders’ Nominee to be appointed to fill such vacancy promptly following his or her designation by Stockholders.
If, at any time prior to the Cutoff Date, the Board of Directors does not include a Stockholders’ Nominee as provided herein, Acquiror will provide an individual designated by Stockholders with board observer status (“Stockholders’ Observer”) until the Stockholders’ Nominee has been duly elected to the Board of Directors. Board observer status will include a right to, at the same time and in the same form as with regard to the Board of Directors, receive all materials distributed by Acquiror to the Board of Directors and advance written notice of and the right to attend in person (or by telephone if requested by the Stockholders’ Observer or if a telephonic meeting) each meeting of the Board of Directors, subject to all policies and guidelines of Acquiror (as they apply to directors).
The Stockholders’ Nominee will be entitled to all rights and benefits, and subject to all policies and guidelines of Acquiror, generally applicable to directors of Acquiror as in effect from time to time. Without limiting the generality of the foregoing, Acquiror hereby agrees that each Stockholders’ Nominee who is elected to serve on the Board of Directors will be furnished with all information generally provided to the Board of Directors, shall have full access to information regarding Acquiror and shall be entitled to the same perquisites as Acquiror’s other outside directors; provided, for the sake of clarity, that the Stockholder Nominee will not be furnished with, or have access to, information provided to the Board of Directors in connection with any meeting, or portion thereof, from which the Stockholder Nominee has recused himself or herself or is otherwise excluded pursuant to the policies and guidelines of Acquiror. Notwithstanding anything to the contrary in this letter, if Stockholders’ Nominee or Stockholders’ Observer directly or indirectly (i) owns more than a 10% interest in a Competing Business (as defined below), (ii) serves as an officer, director, manager or the equivalent of, or the officer, director, manager or the equivalent of the general partner or manager of, a Competing Business or (iii) acts as a consultant to a Competing Business (it being understood that activities in his or her role as an investment banker, including providing investment banking advice, shall not constitute serving as a consultant), then Stockholders shall use their reasonable best efforts to cause the Stockholders’ Nominee or Stockholders’ Observer, as applicable, to promptly tender his or her resignation to the Board of Directors, and such individual shall no longer be eligible to serve as either Stockholders’ Nominee or Stockholders’ Observer (it being understood that the Stockholders will be entitled to appoint another qualifying individual to replace the Stockholders’ Nominee or Stockholders’ Observer upon any such resignation as provided above). For purposes of the foregoing, “Competing Business” means a business which, directly or indirectly, acquires, or is actively seeking to acquire, owns, leases or develops healthcare or seniors housing properties; provided that Atria Senior Living, Inc. and its direct and indirect subsidiaries, Senior Quarters Operating Corp., a New York corporation, OLSL New York Operating Company LLC, a Delaware limited liability company, and Acquiror and its Affiliates shall not be considered a Competing Business.
If as of the close of any business day following the Closing, Stockholders and their Affiliates (and their successors and assigns), collectively, do not own the Requisite Number of Shares, then Stockholders shall promptly notify Acquiror and, unless otherwise consented to by a majority of the Board of Directors (excluding the Stockholders’ Nominee), use their reasonable best efforts to cause the Stockholders’ Nominee to promptly tender his or her resignation to the Board of Directors, and Acquiror will no longer have any obligations hereunder.
Acquiror confirms (1) that its Board of Directors has resolved that Acquiror has renounced and does not have any interest or expectancy of interest in any Opportunity (as defined below) that from time to time is presented or offered to a Stockholders’ Nominee that is not a Restricted Opportunity (as defined below), or to a Stockholders’ Observer, in a capacity other than as an observer of the Board of Directors, even if such Opportunity is (A) one that Acquiror might reasonably have had the ability or desire to pursue if granted the opportunity to do so, (B) in the same, similar or related lines of business as those engaged in by Acquiror or (C) is a business activity that overlaps or competes with those in which Acquiror may engage, and (2) that, to the fullest extent permitted by law, each Stockholders’ Nominee or Stockholders’ Observer shall have no duty or obligation to inform, refer or give notice of such Opportunity to Acquiror and shall not be liable to Acquiror for breach of any fiduciary duty, as a member or observer, respectively, of the Board of Directors, by reason of the fact that any of the Stockholders or any of their Affiliates, the Stockholders’ Nominee or any of his or her Affiliates and/or the Stockholders’ Observer or any of his or her Affiliates pursues or engages in such Opportunity; provided, however that Stockholders’ Nominee or Stockholders’ Observer shall not, directly or indirectly, pursue or engage in any Restricted Opportunities. Any Stockholders’ Nominee shall promptly communicate any Restricted Opportunity, or, in lieu thereof, the identity of the party initiating the communication and the subject of the communication to the Board of Directors. In the event that management or a majority of the independent members of the Board of Directors (excluding the Stockholders’ Nominee) declines to pursue or use a Restricted Opportunity, such business opportunity shall cease to be a Restricted Opportunity.
“Opportunity” means any potential business opportunity, including, but not limited to, acquisitions, dispositions, business combinations, investment opportunities or other transactions.

“Restricted Opportunity” means any potential business opportunity (a) presented or offered to Stockholders’ Nominee or Stockholders’ Observer in his or her capacity as, or in which reference is expressly made to (or which primarily results from) his or her service as, a member or observer of the Board of Directors or (b) that Atria Senior Living, Inc. or any of its representatives or Affiliates are required to otherwise disclose to Acquiror or any of its direct or indirect Subsidiaries under the Master Agreement, any Facility Management Agreement or any other agreement between Acquiror or any of its Subsidiaries and the Stockholders or any of their Affiliates.
Acquiror hereby agrees that each Stockholders’ Nominee and Stockholders’ Observer shall be an express third-party beneficiary of this letter agreement and each such person is hereby conferred the benefits, rights and remedies under or by reason of the provisions of this letter agreement as if a signatory hereto.
If Acquiror enters into in any transaction or series of transactions which will result in the merger, consolidation, reorganization or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all its assets as an entirety, and Acquiror is not the surviving entity but, following the transaction, either (1) at least fifty percent (50%) of the shares of the surviving entity to be received by Acquiror or its Affiliates as all or part of the transaction consideration will be held by persons who were shareholders of Acquiror or its successor immediately prior thereto or (2) at least fifty percent (50%) of the directors of the surviving entity will be persons who were directors of Acquiror or its successor immediately prior thereto, Acquiror agrees that it will include, as a condition to such transaction, that the surviving entity formed by such consolidation or into which Acquiror is merged or the surviving entity to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, with the same effect as if such surviving entity had been named as, Acquiror in this letter.
This letter agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of Stockholders and Acquiror. Acquiror may not assign its rights, interests or obligations hereunder without the prior written consent of Stockholders, other than in connection with a sale or acquisition of Acquiror, whether by merger, consolidation, sale of all or substantially all of Acquiror’s assets or a similar transaction. Stockholders may assign their rights, interests and obligations hereunder only with the prior written consent of Acquiror.
This letter shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws. This letter shall terminate at, and be of no further force and effect as of, the Cutoff Date.
[Signature Page Follows]

Very truly yours, VENTAS, INC., a Delaware corporation
By:	/s/ T. Richard Riney
	Name:	T. Richard Riney
	Title:	Executive Vice President, Chief Administrative Officer and General Counsel

[Signature Page of Director Appointment Letter]